Exhibit 5

March 10, 2005

Blue Coat Systems, Inc.

650 Almanor Avenue

Sunnyvale, California 94085

Re:	Blue Coat Systems, Inc. Registration Statement
for Offering of 520,000 Shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 520,000 shares of Common Stock under the 1999 Employee Incentive Plan, Employee Stock Purchase Plan and 1999 Director Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Employee Incentive Plan, Employee Stock Purchase Plan and 1999 Director Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP